Exhibit 99.1
Veraz Networks Appoints Mike West to Board of Directors
Industry Veteran enhances Veraz Board
SAN JOSE, CA — December 4, 2007 — Veraz Networks, Inc., (NASDAQ: VRAZ), a leading global provider of IP softswitch and media gateway solutions, today announced that Mike West has been appointed to its Board of Directors.
Mr. West brings more than 30 years of experience in growing high-tech communications companies from emerging to market leader status. Mr. West has considerable board experience, having served as Chairman of Extreme networks from 2004 to 2006 and a director from 2006 to 2007. Mr. West also previously served as chairman of the Board of Directors of VINA Technologies, a telecommunications equipment provider, and as CEO, completing the merger with Larscom Inc., and then serving as a director of Larscom until 2004.
Mr. West’s extensive communications industry experience also includes the position of Executive Vice President of Lucent Technologies, and President, COO, and Director of Octel Communications having previously served as an Executive Vice President. He also held executive positions at Rolm Corp.
“We are extremely pleased to add Mike to our board,” said Doug Sabella, President and CEO of Veraz. “His executive expertise and experience with growing high-tech communications companies will be invaluable as we continue to progress to the next level in our business.”
About Veraz Networks, Inc.
Veraz (www.veraznetworks.com) is a leading global provider of IP softswitches, media gateways and digital compression products that enable voice, video and other multimedia services. Wireline, broadband and wireless service providers in over 50 countries have deployed Veraz’s IP product suite to transport, convert and manage voice and multimedia traffic over both legacy and IP networks. Veraz products allow service providers to quickly and efficiently migrate from traditional voice networks to all-IP, fixed-mobile and multimedia networks consistent with emerging IMS standards.
Contacts:
Ilene Adler, PR@vantage +1-415-984-1970 ex102, iadler@pr-vantage.com
Dawn Hogh, Veraz Networks, +1-408-750-9533, dhogh@veraznet.com
Investor Relations Contact:
The Blueshirt Group
Cynthia Hiponia
415-217-4966
###